Exhibit 99.1

Calavo Growers Completes Sale of Fresh Cut Business

SANTA PAULA, Calif., August 16, 2024—Calavo Growers, Inc. (Nasdaq-GS: CVGW), a global leader in the avocado industry, today announced that it completed the sale of its Fresh Cut business (formerly “RFG”) and related real estate to F&S Fresh Foods of Vineland, New Jersey, on August 15 for $83 million, subject to various closing adjustments.

“We are pleased to announce that the sale of our Fresh Cut business has been finalized, which will allow us to focus on our core avocado and guacamole businesses,” said Lee Cole, President and Chief Executive Officer of Calavo Growers, Inc. “We would like to thank the team members of the Fresh Cut business for their hard work and years of service to Calavo, and we wish them the best as they transition to F&S. We also would like to thank the team at F&S for partnering with us on this transaction. The Fresh Cut business will be in the very capable hands of F&S, a leader in the industry and one of our long-trusted co-packing partners.

“We look forward to sharing our third quarter results with investors when we announce earnings on September 9, 2024.”

About Calavo Growers, Inc.

Calavo Growers, Inc. (Nasdaq-GS: CVGW) is a global leader in high quality produce, including avocados, tomatoes and papayas. Calavo products are sold under the trusted Calavo brand name, proprietary sub-brands, private label and store brands. Founded in 1924, Calavo has a rich culture of innovation, sustainable practices and market growth. The Company serves retail grocery, foodservice, club stores, mass merchandisers, food distributors and wholesalers worldwide. Calavo is headquartered in Santa Paula, California, with processing plants and packing facilities throughout the U.S. and Mexico. Learn more about The Family of Fresh™ at calavo.com.

Safe Harbor Statement

This press release contains statements relating to future events and results of Calavo that are “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995, that involve risks, uncertainties, and assumptions. These statements are based on our current expectations and are not promises or guarantees. If any of the risks or uncertainties materialize or the assumptions prove incorrect, the results of Calavo may differ materially from those expressed or implied by such forward-looking statements and assumptions.

For a discussion of these risks and uncertainties and other risks and uncertainties that we face, please see the risk factors described in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any subsequent updates that may be contained in our Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Forward-looking statements contained in this press release are made only as of the date of this press release, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact
Julie Kegley, SVP
Financial Profiles, Inc.
calavo@finprofiles.com
310-622-8246